EXHIBIT 11
                 Citizens Financial Corporation and Subsidiaries
                        Computation of Per Share Earnings
                                   (Unaudited)



Nine Months Ended September 30                           2003             2002
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Numerator:
   Net Loss                                      $  (400,183)    $  (2,717,420)


Denominator:
   Weighted average common shares                  1,685,445         1,716,477


Earnings Per Share:
   Net Loss                                          $ (0.24)          $ (1.58)






Three Months Ended September 30                           2003            2002
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Numerator:
   Net Income (Loss)                               $  252,875      $  (472,479)


Denominator:
   Weighted average common shares                   1,685,228        1,715,811


Earnings Per Share:
   Net Income (Loss)                                   $ 0.15          $ (0.27)